Exhibit 99.1

Medicine Man Technologies to Increase Its Manufacturing Efficiencies

and Branded Product Offerings with Binding Term Sheet for Canyon LLC

•	Another industry pioneer that is considered one of Colorado’s leading manufacturers of all-natural, highly effective premium-infused edibles

•	Utilizes proprietary CO2 extraction process free of any non-medicinal plant constituents to isolate cannabis essential oil from plant materials

•	One of the leaders in the micro-dosing cannabis movement, with revenue from its gummies growing over 250% YOY

•	All its edible products are GMO-free and made in-house with all-natural or organic ingredients sourced locally whenever possible

DENVER, September 12, 2019 /PRNewswire/ -- Medicine Man Technologies, Inc. (OTCQX: MDCL) (“Medicine Man Technologies” or the “Company”), announced today that it has entered into a binding term sheet to acquire Canyon LLC (“Canyon”), a leading Colorado manufacturer of all-natural, discreet, and highly effective premium-infused edibles.

Under the terms of the transaction, Medicine Man Technologies will purchase Canyon LLC for $5.13 million, payable in cash and common stock of the Company that will be determined and set forth in the long form agreement among the parties. The cash consideration, however, will not be greater than $2.565 million and the shares of common stock will be valued at $3.07 per share. Based upon the year-to-date results, Canyon is expected to generate gross revenues of $3.3 million in 2019. The purchase price may be subject to adjustment, which will be detailed in the long form agreement entered into among the parties.

“Our latest series of announcements have been predicated on building out our footprint of retail dispensaries,” said Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “Canyon has been on our radar for several years given its strong following and high quality manufacturing and extraction methods. Its proprietary process using CO2 to extract cannabis oil from plant materials yields flavorful products. From hard candies, capsules, and micro-dosed gummies to its cannabis-infused beverages, the unique products derived from its cannabis oil have gained a deserving reputation and garnered a tremendous customer base. We believe this acquisition is important in furthering the build-out of our infrastructure and diversifying our branded product offerings.”

“Like Andy and the rest of his growing family of industry pioneers, we have been around since before the state went recreational,” said Morgan Iwersen, Founder, Co-Owner, and Chief Executive Officer of Canyon LLC. “We have conducted business with Andy over the years and have also come to recognize and admire him for being an influential driving force for our industry. With a lot of bigger corporate competitors looking to enter the state now, we felt it was time to join the Medicine Man Technologies family to help build a stronger unified company that can remain competitive with these larger corporations but still maintain the authenticity of our Colorado roots.”

“The time is right for Colorado companies to join forces and create a more expandable and national brand that can grow profitably despite external competition from corporate cannabis,” added Andrew Iwersen, Co-Owner and Managing Partner of Canyon LLC.

Management cautions that there can be no assurance that the targeted acquisition will achieve the stated gross revenue projection.

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More information regarding the binding term sheet, including the closing conditions, are set forth in the Company’s current report on Form 8-K.

For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com.

About Canyon LLC

Founded in 2009, Canyon LLC is one of Colorado’s leading manufacturers of all-natural, discreet, and highly effective premium-infused edibles. All of its products are gluten-free, GMO-free, and made in-house using a proprietary extraction process that uses high-quality all-natural ingredients and is completely free of any non-medicinal plant constituents. Each batch of essential cannabis oil produced is tested both on and off-site to ensure that every dose its customers consume is pure and safe and delivers the same level of relief every time. Its hard candies, suckers, capsules, and cannabis-infused nitro brew coffee are known for their delicious flavors, long-lasting effects, and minimal cannabis flavor.

About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients, and supplies. The Company’s client portfolio includes active and past clients in 20 states and seven countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry. Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products internationally. The Company’s intellectual property includes the “Three A Light” methodology for cannabis cultivation and pending acquisition candidate MedPharm's GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks, and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise.

Investor Relations Contact:
ir@medicinemantechnologies.com
1-866-348-1997

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